Exhibit (a)(5)(ii)

White Mountains Insurance Group, Ltd. Announces the Preliminary Results of White Mountains Insurance Group, Ltd. and WM Hinson (Bermuda) Ltd.’s Tender Offer for up to 5,000,000 Shares of Class A Common Stock of MediaAlpha, Inc.

HAMILTON, Bermuda, June 27, 2023 - White Mountains Insurance Group, Ltd. (NYSE: WTM) (“White Mountains”) today announced the preliminary results of the cash tender offer (the “Offer”) by White Mountains and its wholly owned subsidiary, WM Hinson (Bermuda) Ltd. (“WM Hinson” and together with White Mountains, the “Purchasers”) to purchase up to an aggregate of 5,000,000 shares of Class A Common Stock, $0.01 par value per share (each, a “Common Share”), of MediaAlpha, Inc., a Delaware corporation (NYSE: MAX) (the “Company”), at a price of $10.00 per Common Share, net to the seller in cash, less any applicable withholding taxes and without interest, which expired at one minute following 11:59 p.m., New York City time, on Monday, June 26, 2023.

Based on a preliminary count by the depositary for the Offer, 7,989,518 Common Shares were properly tendered and not properly withdrawn, including 635,869 Common Shares that were tendered by notice of guaranteed delivery.

The Offer was oversubscribed. Pursuant to the terms of the Offer, the Purchasers have elected to amend the Offer to provide for the purchase of 916,816 additional Common Shares (within up to 2% of the Company’s outstanding Common Shares). As a result, based on the preliminary count by the depositary, the Purchasers expect to purchase 5,916,816 Common Shares at the purchase price of $10.00 per Common Share on a pro rata basis, for a total cost of approximately $59.2 million, excluding fees and expenses related to the Offer. The Purchasers have determined that the preliminary proration factor for the Offer is approximately 74.1%. The total of 5,916,816 Common Shares that the Purchasers expect to accept for purchase represents approximately 12.9% of the Company’s outstanding Common Shares as of May 31, 2023.

The proration factor is based on the depositary’s preliminary count and the assumption that all Common Shares tendered by notice of guaranteed delivery will be delivered within the required two-trading-day period, and is subject to change. The final proration factor will be announced following the expiration of the guaranteed delivery period and completion by the depositary of its confirmation process. Payment for Common Shares accepted for purchase under the Offer, and the return of all other Common Shares tendered and not purchased, will occur promptly after the final results of the Offer are announced.

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc., the information agent for the Offer, by contacting (877) 896-3199 (toll-free). Banks and brokers may contact D.F. King at (212) 269-5550 or max@dfking.com or the dealer manager, J.P. Morgan Securities LLC at (877) 371-5947 (toll-free). Computershare Trust Company, N.A. is acting as depositary for the Offer. J.P. Morgan Securities LLC is acting as dealer manager in connection with the Offer.

White Mountains Insurance Group, Ltd.

White Mountains Insurance Group, Ltd., based in Hamilton, Bermuda, is a diversified insurance and related financial services holding company.

Forward-Looking Statements

This press release contains certain forward-looking statements and therefore is subject to risks and uncertainties. These forward-looking statements generally are identified by the words “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result”, and similar expressions, and include statements regarding the number of Common Shares to be purchased in the Offer and the proration factor. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release. You should carefully consider these and other uncertainties described in the Offer to Purchase and the other tender offer documents that have been or will be delivered to you or filed by the Purchasers with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. None of the Purchasers or any of their directors, officers or affiliates give any assurance that they will achieve their expectations. The inclusion of any statement in this press release does not constitute an admission by the Purchasers or their directors, officers or affiliates or any other person that the events or circumstances described in such statement are material.

Contacts
White Mountains Insurance Group, Ltd.
Robert Seelig

(603) 640-2212

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